Exhibit 99.1

Trajectory Alpha Acquisition Corp. Announces the Charter Amendment and Extension of the Deadline to

Complete a Business Combination to March 14, 2024

New York – June 15, 2023 – Trajectory Alpha Acquisition Corp. (NYSE: TCOA) (the “Company”), a special purpose acquisition company, announced today (i) that its stockholders approved an amendment to its charter to change the structure and cost of how the Company may obtain extensions to the deadline to complete its initial business combination, and (ii) that the Company obtained the first of up to nine (9) one-month extensions of the extended deadline, from June 14, 2023 to March 14, 2024, by depositing $150,000 into its trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company (“Continental”).

The Company’s stockholders, at an extraordinary general meeting of its stockholders held on June 12, 2023, approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to change how the Company may obtain extensions to the previously applicable deadline to complete its initial business combination. The amendments allow the Company to instead obtain up to nine (9) one-month extensions by depositing the lesser of (i) $150,000 and (ii) $0.04 per outstanding public share into the Trust Account by the deadline applicable prior to the extension.

The Charter Amendment triggered a right of the Company’s public stockholders to demand the redemption of their public shares out of funds held in the Trust Account. Based on the shares redeemed, the $150,000 per month extension deposit represents approximately $0.02 per unredeemed share.

As a consequence of adoption of the Charter Amendment and the redemptions, the Company may now obtain up to nine (9) one-month extensions to the deadline to complete its initial business combination at a cost of lesser of (i) $150,000 and (ii) $0.04 per outstanding public share per extension. In connection with the foregoing amendments, the Company has caused $150,000 to be deposited into the Trust Account for the first monthly extension.

About J. Streicher

J. Streicher, a private and diverse US financial organization, is founded on tradition, personal relationships, innovation, and steadfast principles. Its subsidiary, J. Streicher & Co. LLC, (the “Broker Dealer”), holds the distinction of being one of the oldest firms on the New York Stock Exchange (“NYSE”), with roots dating back to 1910. Throughout its history, it has consistently provided exceptional service to its family of listed companies, even in challenging market conditions.

While our Broker Dealer primarily focuses on NYSE activities, our international investment team specializes in identifying, investing in, and nurturing potential target companies, guiding them through the complex process of transitioning into publicly traded entities. Our ultimate goal is to position these companies for a successful listing. Our core strength lies in our ability to recognize strategic private target companies and assist them in becoming publicly traded entities on prestigious exchanges such as the NYSE or NASDAQ.

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